U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 7, 2008

GREATBATCH, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16137	16-1531026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10000 Wehrle Drive, Clarence, New York	14031
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (716) 759-5600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2008, Greatbatch, Inc. (the “Company”) issued a press release announcing the election of Michael Dinkins to its Board of Directors (the “Board”).  His election was effective November 7, 2008. Mr. Dinkins also will serve on the Audit and the Compensation & Organization Committees of the Board. As a Director, he will be entitled to receive remuneration in accordance with the Company’s Director compensation program, as disclosed in the Company’s most recent proxy statement dated April 23, 2008. Mr. Dinkins’ term as Director will last until the next annual meeting of stockholders.

Mr. Dinkins is Executive Vice President and Chief Financial Officer of USI Insurance Services, an insurance intermediary company.  From October 2005 until October 2008, he was Executive Vice President and Chief Financial Officer of Hilb Rogal & Hobbs Co., an insurance and risk management services company.  Mr. Dinkins was Vice President for Global Control & Reenginering for Guidant Corporation from 2004 until joining Hilb Rogal & Hobbs Co., and from 2002 to 2004 he was Vice President and Chief Financial Officer of NCR Corporation.  Mr. Dinkins held executive positions at Access Worldwide Communications between 1997 and 2002, and at Cadmus Communications Group between 1993 and 1997. Prior to joining Cadmus Communications Group, he held a number of senior positions over a seventeen-year career at General Electric Company.

Mr. Dinkins is a director of LandAmerica Financial Group, Inc. a company whose subsidiaries’ products and services facilitate the purchase, sale, transfer and financing of residential and commercial real estate.

A copy of the press release is filed as exhibit 99.1 to this report.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated November 7, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GREATBATCH, INC.

Dated:	November 7, 2008	By:	/s/ Thomas J. Mazza
Thomas J. Mazza
Senior Vice President and
Chief Financial Officer